Exhibit 99.1

Media Contact:	Analysts Contact:
Gerald Hunter	Susan Giles
972-855-3116	972-855-3729

Atmos Energy Promotes Marvin L. Sweetin

to Senior Vice President of Utility Operations

DALLAS (November 15, 2011)—Atmos Energy Corporation (NYSE: ATO) said today that Marvin L. Sweetin has been promoted to senior vice president of utility operations, effective November 9. In his new role, Sweetin will be responsible for the operations of Atmos Energy’s six utility divisions in 12 states and will have continued responsibility for customer service, safety and training. He will serve on the company’s Management Committee.

“Marvin brings a wealth of experience and has displayed the capability to lead the utility to improved financial success as well as continue our emphasis to seek improvements in our customer service function and to make our safe system even safer,” said Kim R. Cocklin, president and chief executive officer of Atmos Energy Corporation.

Sweetin, 48, has more than 26 years of experience in the energy industry, 11 of those with Atmos Energy. He was named vice president, customer service, in November 2010. Previously, he served as director, technical training, beginning in December 2007. He joined Atmos Energy in May 2000 as director, procurement. He is also a former chair of the company’s Utility Operations Council. Before joining Atmos Energy, Sweetin spent 13 years with Atlantic Richfield Company in various roles supporting exploration and production activities in countries around the world.

Sweetin earned a Bachelor of Science degree in petroleum engineering technology from Oklahoma State University and a master’s degree in business administration from the University of Dallas.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is currently the country’s largest natural-gas-only distributor, serving more than 3 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.